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                                   EXHIBIT 8

                           FORM OF BUY-SELL AGREEMENT
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                               BUY-SELL AGREEMENT

                 THIS AGREEMENT is made on this ____ day of _____________, 1993 by and among the Canada Life Insurance Company of America, a Michigan corporation ("CLICA") on its own behalf and on behalf of its Variable Annuity Account 2 (the "Separate Account"), Seligman Portfolios, Inc. (formerly Seligman Mutual Benefit Portfolios, Inc.) (the "Fund") and J. & W. Seligman & Co. Incorporated ("JWSI").

                 WHEREAS, CLICA is a stock life insurance company incorporated under the laws of the State of Michigan; and

                 WHEREAS, the Separate Account is registered as a unit investment trust under the Investment Company Act of 1940 ( "1940 Act") and it is intended that certain variable annuity contracts (the "Contracts"), a form of which is included herein as Exhibit A, shall be funded through the Separate Account; and

                 WHEREAS, the Fund is registered as an open-end diversified management investment company under the 1940 Act and is currently authorized to issue six separate series of shares (the "Portfolios") and to create additional Portfolios in the future; and

                 WHEREAS, JWSI is registered as an investment adviser under the Investment Advisers Act of 1940 and is the Fund's investment adviser pursuant to the terms of an agreement between JWSI and the Fund dated [December 29, 1988] ("Management Agreement"); and

                 WHEREAS, it is the intention of the parties to this Agreement that the Fund will serve as the sole funding vehicle for the Separate Account under the variable accumulation options afforded by the Contracts;

                 NOW, THEREFORE, in consideration of the covenants, mutual promises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                 1.       FUND SHARES.

         A. CLICA agrees that the Fund will be the sole funding vehicle for the Separate Account. The Fund agrees that, except for shares sold to JWSI at the Fund's initial capitalization, and to Mutual Benefit Life Insurance Company through its Mutual Benefit Variable Contract Account 9 ("VCA-9) on behalf of existing Mutual Benefit Life contract owners, the Fund will sell its shares only to the Separate Account or to other separate accounts
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of CLICA or any of its affiliates.  CLICA and the Fund agree that at such time that CLICA and Seligman Financial Services, Inc. ("SFSI") are no longer subject to the exclusivity provisions of the Promotional Agent Distribution Agreement between CLICA and SFSI dated _________, 1993, CLICA may purchase shares for the Separate Account from entities other than the Fund and the Fund may sell its shares to entities other than the Separate Account, other separate accounts of CLICA or its affiliates, and VCA-9.

         B. The Fund agrees to sell to CLICA, on behalf of the Separate Account, those shares of the Fund which the Separate Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. For purposes of this Section, CLICA (or its designated agent) shall be the designee of the Fund for receipt of such orders from Policy owners and receipt by such designee by 4:30 p.m. New York time shall constitute receipt by the Fund; provided that the Fund receives notice of such order by 9:30 a.m. New York time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading.

         C. The Fund agrees to make Fund shares available for purchase at the applicable net asset value per share by CLICA for the Separate Account on those days on which the Fund calculates its net asset value pursuant to rules of the Securities and Exchange Commission and the Fund shall use reasonable efforts to calculate such net asset value on each day which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the parties to this Agreement recognize that the Board of Directors of the Fund (hereinafter the "Directors") may refuse to sell shares of any Portfolio to the Separate Account, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio. The Separate Account shall pay for the Fund shares on the next Business Day after an order to purchase shares is made in accordance with the provisions of this Section. Payment shall be in federal funds transmitted by wire to the Fund's designated custodian or by a credit for any shares redeemed.

         D. The Fund agrees to redeem for cash, on CLICA's request, any full or fractional shares of the Fund held by CLICA, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section, CLICA (or its designated agent) shall be the designee of the Fund for the receipt of





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requests for redemption from Policy owners and receipt by such designee by 4:30
p.m. New York time shall constitute receipt by the Fund, provided that the Fund receives notice of such request for redemption by 9:30 a.m. New York time on the next following Business Day. The Fund ordinarily shall make payment to CLICA for shares on the next business day after the Fund receives notice from CLICA. Payment shall be in federal funds transmitted by wire or by a debit against any shares purchased.

         E. Transfer or Portfolio shares will be by book entry. No stock certificates will be issued to the Separate Account unless the Separate Account so requests. Shares of each Portfolio will be recorded in an appropriate title for the corresponding Sub-account on the books of CLICA. If, however, state law requires transfer other than by book entry, then the Fund agrees to provide the required form of transfer.

         F. The Fund shall make the net asset value per share for each Portfolio available to CLICA on a daily basis as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 5:30 p.m. New York time, but in no event later than 6 p.m. New York time.

         G. The Fund shall furnish notice on the ex-dividend date to CLICA of any dividend or distribution payable on any shares underlying Sub-accounts. All of such dividends and distributions as are payable on shares of a Portfolio recorded in the title for the corresponding Sub-account shall be automatically reinvested in additional shares of that Portfolio at the net asset value computed on its dividend or distribution payable date. The Fund shall notify CLICA of the number of shares so issued.

                 2. REPRESENTATIONS AND WARRANTIES OF THE FUND. The Fund and JWSI hereby represent and warrant that:

         A. The Fund is duly incorporated and in good standing under the laws of the State of Maryland;

         B. The Fund is duly registered under the 1940 Act as an open-end diversified management investment company;

         C. All actions necessary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder have been taken or will be taken prior to any sale hereunder;

         D. A Registration Statement on Form N-1A relating to the Fund, including a Prospectus and statement of additional information, has been prepared and filed with the SEC in accordance





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with applicable provisions of the Securities Act of 1933 ("1933 Act") and the
1940 Act, and is effective;

         E. The Registration Statement does not include any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

         F. The Fund will use its best efforts to ensure that the Registration Statement continues to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder and its best efforts to ensure that at no time will the Registration Statement include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         G. The Fund will promptly furnish CLICA with copies of the Fund's Registration Statement, all amendments and exhibits thereto, each definitive Prospectus, each Prospectus supplement, and each periodic report under the 1940 Act, as filed with the SEC;

         H. The Fund will promptly advise CLICA of any proposed amendment to the Registration Statement or supplement to the Prospectus and shall provide CLICA with a copy of such proposed amendment or supplement in advance of the filing with the SEC of such amendment or supplement to permit CLICA's review of such amendment or supplement, unless legal or regulatory requirements would make such review impractical;

         I. The Fund and JWSI represent that each Portfolio is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended ("Code"), that they will use reasonable effort to maintain such qualification (under Subchapter M or any successor or similar provision), and that they will notify CLICA immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future, and that it provide to CLICA not later than 14 days following the end of each calendar quarter, a report showing each Portfolio's continued qualification;

         J. The Fund and JWSI represent that each Portfolio is currently in compliance with the provisions of Section 817(h) of the Code and regulations thereunder concerning diversification of the assets of the Portfolios of the Fund, and that they will use reasonable effort to maintain such compliance (under Section 817(h) or any successor or similar provision), provided that CLICA will promptly advise the Fund of any changes in such provisions after the date of this Agreement, and that it will provide





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to CLICA, not later than 14 days following the end of each calendar quarter, a report showing each Portfolio's continued compliance;

         K. The Fund will as directed in writing by CLICA make every effort to comply with the requirements of the State of Michigan concerning permissible investments for the Separate Account;

         L. The Fund shall pay all its expenses incidental to its performance under this Agreement. The Fund shall see to it that its shares are continuously registered and authorized for issue in accordance with any applicable federal and state laws for so long as this Agreement is effect, and for so long as CLICA may purchase shares of the Fund. Without limiting the generality of the foregoing, the Fund shall bear any expenses in connection with the cost of maintaining registration of Fund shares, preparation of Fund prospectuses, proxy materials, any solicitation of Fund proxies, the preparation of all statements and notices required by any federal or state law, and taxes imposed upon the Fund on the issue or transfer of the Fund's shares subject to this Agreement, to the extent such expenses are incurred. The parties shall cooperate in the printing of the prospectuses of the Fund and of any disclosure documents related to the Contracts; and

         M. The Fund and JWSI represent and warrant that all of their respective directors, trustees, officers, employees, investment advisers, and other individuals/entities dealing with money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the amount of coverage required by Section 17(g) of the 1940 Act and Rule 17g-1 thereunder. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

                 3. REPRESENTATIONS AND WARRANTIES OF JWSI. JWSI represents and warrants that:

         A. It will vote Fund shares which it owns in the same proportion as instructions received from owners of variable contracts backed by the Fund;

         B. It will not vote to elect a Director of the Fund unless the composition of the Board of Directors of the Fund is in compliance with the 1940 Act; and

         C.      JWSI agrees that in connection with the Fund's compliance with
Section 817(h) of the Code and any regulations





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thereunder, concerning diversification of the assets of the Portfolios of the
Fund, (i) JWSI will provide CLICA within 14 days of the end of each quarter of the Fund's fiscal year, a statement of each Portfolio's assets and (ii) JWSI will provide CLICA with a copy of the procedures that have been established by JWSI for the purpose of ascertaining and monitoring the Fund's compliance with the diversification requirements of Section 817(h) and regulations thereunder.

                 4. REPRESENTATIONS AND WARRANTIES OF CLICA. CLICA represents and warrants that:

         A. All actions necessary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder have been taken:

         B. All actions required to authorize investment by the Separate Account in the Fund have been taken;

         C. It will comply with applicable law, including state insurance law, in connection with its obligations hereunder;

         D. It will provide to Contract owners voting privileges with respect to Fund shares attributable to the variable annuity contracts of such Contract owners. Pass-through voting privileges will be calculated with reference to the number of shares of the Fund attributable to a particular Contract or pursuant to any other method of calculation recommended by the SEC or its staff. CLICA will vote its own shares and shares for which no instructions have been received in the same proportion as instructions received from Contract owners for that Portfolio; and

         E. The shares of the Fund qualify as an eligible investment for the Separate Account.

                 5.       INDEMNIFICATION.

         A. The Fund and JWSI will indemnify and hold harmless CLICA and the Separate Account against any and all losses, claims, damages, liabilities or expenses (including, without limitation, any expenses reasonably incurred in investigating or defending against any litigation commenced or threatened, or any claim) to which CLICA or the Separate Account may become subject arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Prospectus relating to the Fund or any amendment or supplement thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii)





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any material breach of any representation and/or warranty made by the Fund or
JWSI in this Agreement or any material breach of this Agreement by the Fund or JWSI; provided, however, JWSI and the Fund shall not be liable in any such case under (i) and (ii) above to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Registration Statement or Prospectus relating to the Fund made in good faith reliance upon and in conformity with written information furnished by CLICA or the Separate Account specifically for use in the preparation thereof.

         B. CLICA will indemnify and hold harmless the Fund and JWSI against any and all losses, claims, damages, liabilities, or expense (including without limitation, any expense reasonably incurred in investigating or defending against any litigation commenced or threatened, or any claim) to which the Fund or JWSI becomes subject arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus relating to the Contracts or any amendment or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any material breach of any representation and/or warranty made by CLICA in this Agreement or of any material breach of this Agreement by CLICA; provided, however, that CLICA shall not be liable in any such case under (i) and (ii) above to the extent that any such loss, cliam, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus relating to the Contracts made in good faith reliance upon and in conformity with written information furnished by the Fund or JWSI specifically for use in the preparation thereof; and that CLICA shall not be liable to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon the Fund's failure to comply with the investment policies and restrictions set forth in its Registration Statement.

         C.      Promptly after receipt by an indemnified party under this
Section 5 of notice of the commencement of any action by a third party, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party of the commencement thereof. The omission so to notify the indemnifying party shall not relieve it from liability which it may have to any indemnified party under this Section 5, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice; however, it shall not





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relieve it otherwise.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

                 6. TERM OF AGREEMENT. This Agreement shall continue in full force and effect for a period of five (5) years from the effective date of this Agreement, unless otherwise agreed upon by the parties to terminate sooner or if terminated for such reasons as set forth in Section 7 below. After such 5 year period, it will be deemed extended thereafter from year to year, subject to termination at will by any party hereto upon 60 days prior written notice to the other party.

                 7.       TERMINATION.  This Agreement shall terminate:

         A. At the option of CLICA, upon the institution of formal proceedings against the Fund, JWSI, or SFSI by the SEC, the National Association of Securities Dealers, Inc. ("NASD"), any state securities or insurance department or any other regulatory body provided that CLICA determines in good faith in its sole judgment, that such institution will have a material adverse impact upon the Fund or JWSI's ability to perform its obligations under this Agreement; or

         B. At the option of the Fund, upon the institution of formal proceedings against The Canada Life Assurance Company ("CLA"), CLICA or Canada Life of America Financial Services, Inc. ("CLAFS") brought by a Canadian regulatory authority, the SEC, the NASD, or any formal proceedings involving a material matter brought by any state securities or state insurance department or any other regulatory body regarding CLICA or CLAFS provided that the Fund determines in good faith in its sole judgment that such institution will have a material adverse impact upon CLA's or CLICA's ability to perform its obligations under this Agreement; or

         C. At the option of the Fund, if there is a material adverse change in the financial condition of CLA or CLICA; or

         D. At the option of the Fund, if there is material adverse publicity regarding CLA or CLICA; or





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         E.      At the option of CLICA, if the Fund fails to meet the
diversification requirements in Section 817(h) of the Code and the regulations thereunder; or

         F. At the option of CLICA, if there is a material adverse change in the financial condition of the Fund or JWSI; or

         G. At the option of CLICA, if there is material adverse publicity regarding the Fund or JWSI; or

         H. At the option of CLICA, if JWSI hires a sub-adviser for a Portfolio of the Fund without the prior written consent of CLICA. CLICA agrees that Seligman Henderson Company shall act as sub-adviser for the Seligman Henderson Global Portfolio of the Fund; or

         I. If such action is required by law or by regulatory authorities having jurisdiction or is, in the discretion of the Board of Directors of CLICA or the Board of Directors of the Fund acting in good faith and in light of their fiduciary duties under applicable federal and state laws, necessary in the best interests of the shareholders of the Fund or Contract owners;

         J. At the option of CLICA or the Fund, upon the termination of the Management Agreement; or

         K. At the option of CLICA or the Fund, if the Promotional Agent Distribution Agreement terminates.

                 In the event that JWSI shall cease to serve as the Fund's investment adviser, the obligations of JWSI hereunder shall terminate, provided only that any liability for action taken by JWSI in accordance with its representations, warranties, and obligations hereunder during the period that JWSI served as investment adviser to the Fund shall survive such termination.

                 8. PLAN NAME. JWSI, CLICA and the Fund agree that the name "Trillium" and all property rights thereunder, are owned by CLICA which will enter into a license agreement with SFSI to permit the Name's use.

                 9.       MISCELLANEOUS; BOOKS AND RECORDS.

         A. The terms and conditions of this Agreement shall be interpreted and construed in accordance with the provisions of the federal securities laws and rules and regulations thereunder.

         B. The Fund shall immediately notify CLICA of the issuance by any regulatory body of any stop order with respect to the Fund's Registration Statement or the initiation of any proceeding





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relating to the offer or sale of shares of the Fund in any state or jurisdiction.

         C. Each party hereto shall cooperate with each other party and all appropriate governmental authorities and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

         D. The Fund agrees that all records and other data pertaining to the Contracts are the exclusive property of CLICA and that any such records and other data shall be furnished to CLICA by the Fund upon termination of this Agreement for any reason whatsoever. This shall not preclude the Fund from keeping copies of such data or records for its own files to the extent that the Fund is required to keep such records in order to meet any applicable legal or regulatory requirements. CLICA shall have the right to inspect, audit and copy all pertinent records pertaining to the Contracts.

                 10. SEVERABILITY AND GOVERNING LAW. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be interpreted in accordance with the laws of the State of Michigan.

                 11. NOTICES. Any notice required under this Agreement shall be deemed to have been given to CLICA and the Separate Account if mailed to Secretary, Canada Life Insurance Company of America, 6201 Powers Ferry Road, Atlanta, Georgia 30339, and notice given to the Fund (Attention: Treasurer) and JWSI (Attention: General Counsel) if mailed to J. & W. Seligman & Co. Incorporated at 130 Liberty Street, New York, New York 10006, or at such other address furnished to the other party pursuant hereto.

                 12.      PROVISION SURVIVING TERMINATION.

         A. Notwithstanding any termination of this Agreement, and regardless of the cause or reason for such termination, the provisions of
Section 5 of this Agreement (Indemnification) shall survive and be binding upon JWSI, the Fund, and CLICA for a period of ten years following such termination.

         B. Upon termination of this Agreement, as long as the Fund is in existence, the Fund shall, so long as Contracts in effect on the effective date of termination of this Agreement ("Existing Contracts") remain outstanding, continue to make additional Portfolio shares available pursuant to the terms of this Agreement for all Existing Contracts. JWSI and the Fund agree to provide CLICA and the Separate Account with the daily net asset value of





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each of the Portfolios for al long as there are Existing Contract owners with
Contract values allocated to a Sub-Account of the Separate Account with invests in such Portfolio.

                 13. HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                 14. WAIVERS. The waiver by any party or a breach of any other party of any of the provisions of this Agreement shall not operate or be deemed as a waiver of any other provision of this Agreement or of any subsequent breach thereof by any party.

                 15. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto or separate counterparts, each complete set of which, when so executed and delivered by the parties shall constitute one and the same instrument.

                 16. ENTIRE AGREEMENT; MODIFICATIONS; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and may not be modified or amended except as herein noted or in a written instrument executed by all parties hereto.

                 17. ASSIGNMENT. No party hereto may assign any of its rights pursuant to this Agreement without the prior written consent of the other parties hereto.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the day and year first above written.

Attest: CANADA LIFE INSURANCE COMPANY OF AMERICA, on its own behalf and on behalf of its Variable
                                               Annuity Account 2

____________________________________           By: ____________________________
Secretary

Attest:

____________________________________           By: ____________________________
Secretary

Attest:                                        SELIGMAN PORTFOLIOS, INC.

____________________________________           By: ____________________________
Secretary

Attest:                                        J. & W. SELIGMAN & CO.
                                               INCORPORATED

____________________________________           By: ____________________________
Secretary





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